Exhibit 99.2

Broadstone Acquisition Corp. Announces Closing of IPO Over-Allotment Option

October 15, 2020 – Broadstone Acquisition Corp. (the “Company”) announced yesterday the closing of the issuance of an additional 530,301 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $5,303,010 to the Company and bringing the total gross proceeds of the initial public offering to $305,303,010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (800) 831-9146.

About Broadstone Acquisition Corp.

Broadstone Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to focus its search on fundamentally sound but stressed businesses in the UK and Europe.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Broadstone Acquisition Corp.
7 Portman Mews South
Marylebone, London W1H 6AY, United Kingdom
Attn: Iain Dey
+44 (0) 7976 295906
E-mail: Broadstone@edelman.com